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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 of Forest Oil Corporation for the registration of $600 million in 8 1/2% Senior Notes due 2014 and to the incorporation by reference therein of our reports dated February 26, 2009, with respect to the consolidated financial statements of Forest Oil Corporation and the effectiveness of internal control over financial reporting of Forest Oil Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
May 29, 2009

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  Exhibit 23.1